Exhibit 10.50

IDACORP, Inc. and Idaho Power Company Compensation for
Non-Employee Directors of the Board of Directors
(Effective January 1, 2016)

All directors of IDACORP also serve as directors of Idaho Power. The fees and other compensation discussed below are for service on both boards. Employee directors receive no compensation for service on the boards.

Form of Fee	Amount
Base Board Annual Retainer	$65,000

Base Committee Annual Retainers(1)
Audit Committee	12,000
Compensation Committee	6,000
Corporate Governance and Nominating Committee	6,000
Executive Committee	3,000

Additional Chair Annual Retainers
Chairperson of the Board of Directors	100,000
Chair of the Audit Committee	12,500
Chair of the Compensation Committee	10,000
Chair of the Corporate Governance and Nominating Committee	7,500

Annual Stock Awards	100,000

Subsidiary Board Fees:
IDACORP Financial Services:
Monthly retainer	750
Meeting fees	600
Ida-West Energy:
Monthly retainer	750
Meeting fees	600

(1) The Chairperson of the Board of Directors does not receive base committee retainers.

Deferral Arrangements

Directors may defer all or a portion of their annual IDACORP, Idaho Power, IDACORP Financial Services, Inc., and Ida-West Energy retainers and meeting fees and receive a lump-sum payment of all amounts deferred with interest or a series of up to 10 equal annual payments after they separate from service with IDACORP and Idaho Power. Any cash fees that were deferred before 2009 for service as a member of the board of directors are credited with the preceding month’s average Moody’s Long-Term Corporate Bond Yield for utilities, or the Moody’s Rate, plus 3%, until January 1, 2019 when the interest rate will change to the Moody’s Rate. All cash fees that are deferred for service as a member of the board of directors after January 1, 2009 are credited with interest at the Moody’s Rate. Interest is calculated on a pro rata basis each month using a 360-day year and the average Moody’s Rate for the preceding month.

Directors may also defer their annual stock awards, which are then held as deferred stock units with dividend equivalents reinvested in additional deferred stock units. Upon separation from service with IDACORP and Idaho Power, directors will receive either a lump-sum distribution or a series of up to 10 equal annual installments. Upon a change in control the directors’ deferral accounts will be distributed to each participating director in a lump sum. The distributions will be in shares of IDACORP common stock, with each deferred stock unit equal to one share of IDACORP common stock and any fractional shares paid in cash.